Exhibit 16.1

KPMG LLP

515 Broadway

Albany, NY 12207

March 7, 2013

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Merchants Bancshares, Inc. and, under the date of March 5, 2013, we reported on the consolidated financial statements of Merchants Bancshares, Inc. and subsidiaries (the Company) as of December 31, 2012 and 2011 and for the three years ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012. On February 21, 2013, we were notified that the Company engaged Crowe Horwath LLP as its principal accountant for the year ending December 31, 2013 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, and the issuance of our reports thereon. On March 5, 2013, we completed our audit and the auditor-client relationship ceased. We have read the Company’s statements included under Item 4.01 of its Form 8-K/A dated March 7, 2013, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that the Audit Committee of the Board of Directors of the Company (the “Audit Committee”) appointed Crowe Horwath LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013 and we are not in a position to agree or disagree with the Company’s statement that Crowe Horwath LLP were not engaged regarding the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any matter that was either the subject of a disagreement or a reportable event within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

Very truly yours,

KPMG LLP is a Delaware limited liability partnership,

the U.S. member firm of KPMG International Cooperative

(“KPMG International”), a Swiss entity.